Exhibit 3.1

CERTIFICATE OF DESIGNATIONS

of

5.65% SERIES A FIXED-RATE RESET CUMULATIVE

REDEEMABLE PERPETUAL PREFERRED STOCK

of

NISOURCE INC.

(Pursuant to Section 151 of the

Delaware General Corporation Law)

NiSource Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), in accordance with the provisions of Sections 103 and 151 thereof, does hereby certify that:

Pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board”), by the Amended and Restated Certificate of Incorporation of the Corporation (as amended through the date hereof, the “Certificate of Incorporation”) and applicable law, the Board authorized the issuance and sale by the Corporation of shares of its preferred stock and the formation of a Special Committee (the “Committee”) at a meeting duly convened and held on May 8, 2018, and, pursuant to the authority conferred upon the Committee in accordance with Section 141(c) of the General Corporation Law of the State of Delaware and the resolutions of the Board, the Committee adopted the following resolution by written consent on June 7, 2018 creating a series of 400,000 shares of preferred stock of the Corporation designated as “5.65% Series A Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock.”

RESOLVED, that pursuant to the provisions of the Certificate of Incorporation, the authority delegated to the Committee by the Board and applicable law, a series of preferred stock, par value $0.01 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences, and relative participating, optional, or other rights, and the qualifications, limitations, and restrictions thereof, of the shares of such series, be as follows:

Section 1. Designation and Amount. The shares of such series shall be designated as “5.65% Series A Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock” (the “Series A Perpetual Preferred Stock”) and the number of shares constituting the Series A Perpetual Preferred Stock shall be 400,000, and such shares shall have a liquidation preference of $1,000 per share. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series A Perpetual Preferred Stock then outstanding) by further resolution duly adopted by the Board or any other duly authorized committee thereof and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction, as the case may be, has been so authorized. Each share of Series A Perpetual Preferred Stock shall be identical in all respects to every other share of Series A Perpetual Preferred Stock. Shares of Series A Perpetual Preferred Stock shall be dated the date of issue, which date shall be referred to herein as the “original issue date.” Shares of outstanding Series A Perpetual Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of the Corporation’s Preferred Stock, undesignated as to series.

Section 2. Definitions. The following terms used herein shall be defined as set forth below:

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Common Stock” means the common stock of the Corporation, $0.01 par value per share.

“Calculation Agent” means a calculation agent appointed by the Corporation pursuant to Section 11.

“Dividend Payment Date” shall have the meaning specified in Section 4(B).

“Dividend Period” is the period from and including a Dividend Payment Date to, but excluding, the next succeeding Dividend Payment Date, except that the initial Dividend Period will commence on and include the original issue date of the Series A Perpetual Preferred Stock and continue to, but exclude, December 15, 2018.

“DTC” means The Depository Trust Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“First Call Date” means June 15, 2023.

“Five-year U.S. Treasury Rate” means, as of any Reset Dividend Determination Date, as applicable, (i) an interest rate (expressed as a decimal and, in the case of U.S. Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the weekly average yield to maturity for U.S. Treasury securities with a maturity of five years from the next Reset Date and trading in the public securities markets or (ii) if there is no such published U.S. Treasury security with a maturity of five years from the next Reset Date and trading in the public securities markets, then the rate will be determined by interpolation between the most recent weekly average yield to maturity for two series of U.S. Treasury securities trading in the public securities market, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Dividend Determination Date, and (B) the other maturity as close as possible to, but later than, the Reset Date following the next succeeding Reset Dividend Determination Date, in each case as published in the most recent H.15 (519). If the Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described in clauses (i) or (ii) above, then the Five-year U.S. Treasury Rate will be the same interest rate determined for the prior Reset Dividend Determination Date.

“H.15 (519)” means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the United States Federal Reserve System, and “most recent H.15 (519)” means the H.15 (519) published closest in time but prior to the close of business on the second Business Day prior to the applicable Reset Date.

“Initial Margin” shall have the meaning specified in Section 4(A).

“Preferred Stock Registration Rights Agreement” means the Registration Rights Agreement dated as of June 11, 2018 among the Corporation, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, and MUFG Securities Americas Inc., as representatives of the several initial purchasers.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

“Ratings Event” means a change by any nationally recognized statistical rating organization (within the meaning of Section 3(a)(62) of the Exchange Act) that publishes a rating for the Corporation (a “rating agency”) to its equity credit criteria for securities such as the Series A Perpetual Preferred Stock, as such criteria are in effect as of the original issue date of the Series A Perpetual Preferred Stock (the “current criteria”), which change results in (i) any shortening of the length of time for which the current criteria are scheduled to be in effect with respect to the Series A Perpetual Preferred Stock, or (ii) a lower equity credit being given to the Series A Perpetual Preferred Stock than the equity credit that would have been assigned to the Series A Perpetual Preferred Stock by such rating agency pursuant to its current criteria.

“Reset Date” means the First Call Date and each date falling on the fifth anniversary thereafter.

“Reset Dividend Determination Date” means, in respect of any Reset Period, the day falling two Business Days prior to the beginning of such Reset Period.

“Reset Period” means the period from and including the First Call Date to, but excluding, the next following Reset Date and thereafter each period from and including each Reset Date to, but excluding, the next following Reset Date.

“Securities Act” means the Securities Act of 1933, as amended.

“Step-up Date” means June 15, 2043.

“Transfer Agent” means Computershare Trust Company, N.A, as transfer agent and registrar, or any successor transfer agent appointed by the Corporation.

Section 3. Ranking. The shares of Series A Perpetual Preferred Stock shall rank, with respect to the payment of dividends and distributions upon the liquidation, winding up and dissolution of the Corporation’s affairs:

(A) senior to the Common Stock and to any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that such class or series ranks on a parity with the Series A Perpetual Preferred Stock or senior to the Series A Perpetual Preferred Stock as to dividends and upon liquidation and winding-up, as the case may be (collectively, including the Common Stock, “Junior Securities”);

(B) on a parity with any class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding (including additional shares of the Series A Perpetual Preferred Stock) that, by its terms, does not expressly provide that such class or series ranks senior or junior to the Series A Perpetual Preferred Stock as to dividends and upon liquidation and winding-up, as the case may be (collectively, “Parity Securities”); and

(C) junior to any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding (if the issuance is approved by the requisite consent of the holders of the Series A Perpetual Preferred Stock) that, by its terms, expressly provides that such class or series ranks senior to the Series A Perpetual Preferred Stock as to dividends and upon liquidation and winding-up (collectively, “Senior Securities”).

Section 4. Dividends and Distributions.

(A) Holders of Series A Perpetual Preferred Stock will be entitled to receive, when, as and if declared by the Board or a duly authorized committee of the Board, out of legally available funds for such purpose, cumulative semi-annual cash dividends on each Dividend Payment Date. The initial dividend rate for the Series A Perpetual Preferred Stock from and including the date of original issue to, but excluding, the First Call Date will be 5.65% per annum of the $1,000 liquidation preference per share. On and after the First Call Date, dividends on the Series A Perpetual Preferred Stock will accumulate for each Reset Period at a percentage of the $1,000 liquidation preference equal to the Five-year U.S. Treasury Rate plus (i) in respect of each Reset Period commencing on or after the First Call Date but before the Step-Up Date, a spread of 2.843% (the “Initial Margin”) and (y) in respect of each Reset Period commencing on or after the Step-up Date, the Initial Margin plus 1.000%. A pro-rated initial dividend on the Series A Perpetual Preferred Stock offered hereby will be payable on December 15, 2018, when, as and if declared by the Board or a duly authorized committee of the Board, in an amount equal to approximately $28.88 per share. If the Corporation issues additional shares of Series A Perpetual Preferred Stock after the original issue date, dividends on such shares may accumulate from the original issue date or any other date specified by the Board or a duly authorized committee of the Board at the time such additional shares are issued.

(B) If declared by the Board or a duly authorized committee of the Board, the Corporation shall pay dividends on the Series A Perpetual Preferred Stock semi-annually in arrears, on the 15th day of June and December in each year, commencing on December 15, 2018, each such date being referred to herein as a “Dividend Payment Date”; provided, however, that (i) if any scheduled Dividend Payment Date is not a Business Day, then the payment will be made on the next succeeding Business Day and no additional dividends will accumulate as a result of that postponement. If the Board or a duly authorized committee of the Board does not declare a dividend (or declares less than full dividends) payable in respect of any Dividend Period, such dividend (or any portion of such dividend not declared) shall accumulate and an amount equal to such accumulated dividend (or such undeclared portion thereof) shall become payable out of funds legally available therefor upon the liquidation or winding up of the Corporation (or earlier redemption of such shares of Series A Perpetual Preferred Stock), to the extent not paid prior to such liquidation, or winding up or earlier redemption.

(C) Dividends will be payable to holders of record of the Series A Perpetual Preferred Stock as of the close of business on the applicable record date, which shall be the 15th Business Day preceding the applicable Dividend Payment Date or such other record date not exceeding 30 calendar days before the applicable Dividend Payment Date as shall be fixed for that purpose by the Board (or a duly authorized committee of the Board), except that in the case of payments of dividends in arrears, the record date with respect to a Dividend Payment Date will be such date as may be designated by the Board.

(D) Dividends payable on the Series A Perpetual Preferred Stock will be calculated on the basis of a 360-day year consisting of twelve 30-day months. Dividends on shares of Series A Perpetual Preferred Stock called for redemption will cease to accumulate on the redemption date, unless the Corporation defaults in the payment of the redemption price of the shares of Series A Perpetual Preferred Stock called for redemption.

(E) The applicable dividend rate for each Reset Period will be determined by the Calculation Agent, as of the applicable Reset Dividend Determination Date. All percentages resulting from the calculation of the Calculation Agent will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards, and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent, with one-half cent being rounded upwards. The Calculation Agent’s determination of any dividend rate, and its calculation of the amount of dividends for any Dividend Period, will be on file at our principal offices, will be made available to any holder of Series A Perpetual Preferred Stock upon request and will be final and binding in the absence of manifest error.

(F) Dividends on the Series A Perpetual Preferred Stock will be cumulative whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared.

(G) (1) The Corporation will not declare or pay, or set aside for payment, full dividends on the Series A Perpetual Preferred Stock or any Parity Securities for any dividend period unless (i) full cumulative dividends have been paid or provided for on the Series A Perpetual Preferred Stock and any Parity Securities through the most recently completed dividend period for each such security and (ii) at the time of the declaration of the dividend on the Series A Perpetual Preferred Stock or the Parity Securities, as applicable, the Corporation expects to have sufficient funds to pay the next dividend on the Series A Perpetual Preferred Stock and any Parity Securities in full (regardless of the relative timing of such dividends). To the extent dividends will not be paid in full on the Series A Perpetual Preferred Stock, the Corporation will take appropriate action to ensure that all dividends declared and paid upon the Series A Perpetual Preferred Stock and any Parity Securities will be reduced, declared and paid on a pro rata basis on their respective payment dates pursuant to subsection (I) below.

(2) The Corporation will not declare, or pay or set aside for payment, dividends on any Junior Securities (other than a dividend payable solely in Junior Securities) unless full cumulative dividends have been or contemporaneously are being paid on all outstanding shares of Series A Perpetual Preferred Stock and any Parity Securities through the most recently completed respective dividend periods.

(3) The Series A Perpetual Preferred Stock will rank junior as to payment of dividends to any class or series of Senior Securities that the Corporation may issue in the future. If at any time the Corporation has failed to pay, on the applicable payment date, accumulated dividends on any class or series of Senior Securities, the Corporation may not pay any dividends on the outstanding Series A Perpetual Preferred Stock or redeem or otherwise repurchase any shares of Series A Perpetual Preferred Stock until the Corporation has paid or set aside for payment the full amount of the unpaid dividends on the Senior Securities that must, under the terms of such securities, be paid before the Corporation may pay dividends on, or redeem or repurchase, the Series A Perpetual Preferred Stock.

(4) Notwithstanding the foregoing, unless (i) full cumulative dividends have been or contemporaneously are being paid or provided for on all outstanding shares of Series A Perpetual Preferred Stock and any Parity Securities through the most recently completed respective dividend periods and (ii) the Corporation expects to have sufficient funds to pay the next dividend on all outstanding shares of Series A Perpetual Preferred Stock and any Parity Securities in full (regardless of the relative timing of such dividends), the Corporation may not repurchase, redeem or otherwise acquire, in whole or in part, any shares of Series A Perpetual Preferred Stock or Parity Securities except pursuant to a purchase or exchange offer made on the same relative terms to all holders of Series A Perpetual Preferred Stock and any Parity Securities. The Corporation may not redeem, repurchase or otherwise acquire shares of Common Stock or any other Junior Securities unless full cumulative dividends have been or contemporaneously are being paid or provided for on all outstanding shares of Series A Perpetual Preferred Stock and any Parity Securities through the most recently completed respective dividend periods.

(H) To the extent a dividend period applicable to a class of Junior Securities or Parity Securities is shorter than the Dividend Period applicable to the Series A Perpetual Preferred Stock (e.g., quarterly rather than semi-annual), the Board may declare and pay regular dividends with respect to such Junior Securities or Parity Securities so long as, at the time of declaration of such dividend, the Corporation expects to have sufficient funds to pay the full dividend in respect of the Series A Perpetual Preferred Stock on the next successive Dividend Payment Date.

(I) To the extent dividends will not be paid in full on the Series A Perpetual Preferred Stock and any Parity Securities, the Corporation will take appropriate action to ensure that all dividends declared and paid upon shares of Series A Perpetual Preferred Stock and any Parity Securities will be reduced, declared and paid on a pro rata basis so that the amount of dividends declared per share will bear to each other the same ratio that accumulated dividends for the then-current dividend period and any prior dividend periods for which dividends were declared but not paid, per share on the Series A Perpetual Preferred Stock, and accumulated dividends on any Parity Securities, bear to each other.

(J) In addition to the dividend rights set forth in this Section 4, under certain circumstances set forth in the Preferred Stock Registration Rights Agreement, the holders of outstanding Series A Perpetual Preferred Stock may be entitled to Special Dividends (as defined therein) upon a Registration Default (as defined therein). Copies of the Preferred Stock Registration Rights Agreement may be obtained without charge by writing to the Corporation at the following address: NiSource Inc., 801 East 86th Avenue, Merrillville, Indiana 46410, Attn: Samuel K. Lee.

(K) Subject to the foregoing, dividends (payable in cash, stock or otherwise) may be determined by the Board (or a duly authorized committee of the Board) and may be declared and paid on the Common Stock and any stock ranking, as to dividends, equally with or junior to the Series A Perpetual Preferred Stock from time to time out of any funds legally available for such payment, and the shares of the Series A Perpetual Preferred Stock shall not be entitled to participate in any such dividend.

Section 5. Voting Rights.

(A) General. Except as provided below or as expressly required by Delaware law, the holders of shares of Series A Perpetual Preferred Stock shall not have any voting, consent or approval rights.

(B) Senior Issuances; Adverse Changes.

(i) So long as any shares of Series A Perpetual Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Series A Perpetual Preferred Stock, voting as a single class, at the time outstanding and entitled to vote thereon, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary to adopt an amendment to the Certificate of Incorporation that would have a material adverse effect on the existing preferences, rights, powers, duties or obligations of the Series A Perpetual Preferred Stock, except that any amendment to the Certificate of Incorporation (x) relating to the issuance of additional shares of preferred stock (subject to the voting rights regarding the issuance of Parity Securities or Senior Securities in Section 5(B)(ii) below) or (y) in connection with a merger or another transaction in which either (I) the Corporation is the surviving entity and the Series A Perpetual Preferred Stock remains outstanding or (II) the Series A Perpetual Preferred Stock is exchanged for a series of preferred stock of the surviving entity, in either case with the terms thereof materially unchanged in any respect adverse to the holders of Series A Perpetual Preferred Stock, will be deemed not to materially adversely affect the powers, preferences, duties or special rights of the holders of Series A Perpetual Preferred Stock.

(ii) So long as any shares of Series A Perpetual Preferred Stock are outstanding, the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Series A Perpetual Preferred Stock, voting as a class together with the holders of any other Parity Securities with like voting rights that are exercisable, at the time outstanding and entitled to vote thereon, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary (x) to create or issue any Parity Securities (including additional shares of Series A Perpetual Preferred Stock but excluding any payment-in-kind on the Series A Perpetual Preferred Stock) if the cumulative dividends payable on the outstanding shares of Series A Perpetual Preferred Stock or any such Parity Securities are in arrears, or (y) create or issue any Senior Securities.

On any matter described in subclause (i) and (ii) above in which the holders of the Series A Perpetual Preferred Stock are entitled to vote as a class (whether separately or together with the holders of any class or series of capital stock ranking on a parity with the Series A Perpetual Preferred Stock), such holders will be entitled to one vote per share. Any shares of Series A Perpetual Preferred Stock held by a subsidiary of the Corporation will not be entitled to vote.

With respect to shares of Series A Perpetual Preferred Stock that are held for a person’s account by another person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such shares are registered, such other person will, in exercising the voting rights in respect of such shares of Series A Perpetual Preferred Stock on any matter, and unless the arrangement between such persons provides otherwise, vote such Series A Perpetual Preferred Stock in favor of, and at the direction of, the person who is the beneficial owner, and the Corporation will be entitled to assume it is so acting without further inquiry.

Section 6. Reacquired Shares. Any shares of Series A Perpetual Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other Certificate of Designations creating a series of preferred stock or any similar stock or as otherwise required by law.

Section 7. Liquidation, Dissolution or Winding Up.

(A) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of shares of Series A Perpetual Preferred Stock are entitled to receive out of assets of the Corporation available for distribution to stockholders, after satisfaction of liabilities to creditors, if any, and subject to the rights of holders of any Senior Securities or Parity Securities, and before any distribution of assets is made to holders of Common Stock or any other Junior Securities, a liquidating distribution in the amount of $1,000 per share. Any accumulated and unpaid dividends on the Series A Perpetual Preferred Stock and Parity Securities will be paid prior to any distributions in liquidation. Holders of shares of Series A Perpetual Preferred Stock will not be entitled to any other amounts from the Corporation after they have received their full liquidation preference.

(B) In any such distribution, if the assets of the Corporation are not sufficient to pay the liquidation preferences in full to all holders of the Series A Perpetual Preferred Stock and all holders of Parity Securities, the amounts paid to the holders of Series A Perpetual Preferred Stock and to the holders of all such other stock will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. In any such distribution, the “liquidation preference” of any holder of preferred stock means the amount otherwise payable to such holder in such distribution (assuming no limitation on the Corporation’s assets available for such distribution), including any unpaid, accumulated dividends, whether or not declared (and, in the case of any holder of stock other than the Series A Perpetual Preferred Stock and on which dividends are non-cumulative, an amount equal to any declared but unpaid dividends, as applicable). If the liquidation preference has been paid in full to all holders of Series A Perpetual Preferred Stock and any Parity Securities, the holders of the Junior Securities shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(C) For purpose of this Section 7, the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation shall not be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

Section 8. No Conversion Rights. The shares of Series A Perpetual Preferred Stock shall not be convertible into any other class of stock.

Section 9. No Preemptive Rights. The holders of shares of Series A Perpetual Preferred Stock will have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase or otherwise acquire any such capital stock or any interest therein, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 10. Redemption. The Series A Perpetual Preferred Stock is perpetual, has no maturity date and is not subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series A Perpetual Preferred Stock shall have no right to require the redemption or repurchase of any shares of Series A Perpetual Preferred Stock.

(A) Optional Redemption: The Corporation, at its option, may, upon notice given as provided in Section 10(B), redeem the Series A Perpetual Preferred Stock:

(i) in whole but not in part, within 120 days after the conclusion of any review or appeal process instituted by the Corporation following the occurrence of a Ratings Event at a redemption price per share equal to $1,020 plus an amount equal to all accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption, whether or not declared; or

(ii) in whole or in part, on the First Call Date or on any subsequent Reset Date at a redemption price per share equal to $1,000 plus an amount equal to all accumulated and unpaid dividends thereon to, but not including, the date of redemption, whether or not declared.

(B) Redemption Procedure: If shares of the Series A Perpetual Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail, postage prepaid, addressed to the holders of any shares of Series A Perpetual Preferred Stock to be redeemed as such holders’ names appear on the stock transfer books maintained by the Transfer Agent at the address of such holders shown therein mailed not less than thirty (30) days nor more than sixty (60) days prior to the date fixed for redemption thereof (provided that, if the shares of Series A Perpetual Preferred Stock are held in book-entry form through DTC , we may give such notice in any manner permitted by DTC). Each notice of redemption shall include a statement stating: (i) the redemption date; (ii) the number of shares of Series A Perpetual Preferred Stock to be redeemed and, if fewer than all outstanding shares held by the holder of Series A Perpetual Preferred Stock are to be redeemed, the number and, in the case of any shares of Series A Perpetual Preferred Stock in certificated form, the identification of shares of Series A Perpetual Preferred Stock to be redeemed from the holder; (iii) the redemption price; (iv) the place or places where the certificates, if any, evidencing shares of Series A Perpetual Preferred Stock are to be surrendered for payment of the redemption price; and (v) that dividends on the shares of Series A Perpetual Preferred Stock to be redeemed will cease to accumulate from and after such redemption date.

(C) Effectiveness of Redemption. If notice of redemption of any shares of Series A Perpetual Preferred Stock has been given and if, on or prior to the redemption date specified in such notice, the funds necessary for such redemption have been set aside by the Corporation for the benefit of the holders of any shares of Series A Perpetual Preferred Stock so called for redemption, then, from and after the redemption date, dividends will cease to accrue on such shares of Series A Perpetual Preferred Stock, such shares of Series A Perpetual Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price, without interest.

(D) Partial Redemption. If fewer than all of the outstanding shares of Series A Perpetual Preferred Stock are to be redeemed, the number of shares of Series A Perpetual Preferred Stock to be redeemed will be determined by the Corporation, and such shares will be redeemed by such method of selection as DTC (or, in the case of any certificated shares, the Board) determines, either pro rata or by lot, with adjustments to avoid redemption of fractional shares. So long as all shares of Series A Perpetual Preferred Stock are held of record by the nominee of DTC, the Corporation will give notice, or cause notice to be given, to DTC of the number of shares of Series A Perpetual Preferred Stock to be redeemed, and DTC will determine the number of shares of Series A Perpetual Preferred Stock to be redeemed from the account of each of its participants holding such shares in its participant account. Thereafter, each participant will select the number of shares to be redeemed from each beneficial owner for whom it acts (including the participant, to the extent it holds shares of Series A Perpetual Preferred Stock for its own account). A participant may determine to redeem shares of Series A Perpetual Preferred Stock from some beneficial owners (including the participant itself) without redeeming shares of Series A Perpetual Preferred Stock from the accounts of other beneficial owners. Any shares of Series A Perpetual Preferred Stock not redeemed will remain outstanding and entitled to all the rights and preferences of the Series A Perpetual Preferred Stock under the Certificate of Incorporation.

Section 11. Calculation Agent. The Corporation shall appoint a Calculation Agent for the Series A Perpetual Preferred Stock at least 90 days prior to the First Call Date. The Corporation may, in its sole discretion, remove the Calculation Agent in accordance with the agreement to be entered into between the Corporation and the Calculation Agent; provided that, if the Corporation elects to remove the Calculation Agent on or after the First Call Date, the Corporation shall appoint a successor Calculation Agent who shall accept such appointment prior to the effectiveness of such removal; provided further that the Corporation or one of its affiliates may serve as Calculation Agent, acting reasonably and in good faith, until such time as the Corporation is able to appoint a banking institution or trust company as Calculation Agent.

Section 12. Amendment. The Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Perpetual Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Series A Perpetual Preferred Stock, voting as a single class.

Section 13. No Other Rights. The shares of Series A Perpetual Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein, in the Certificate of Incorporation, in the Preferred Stock Registration Rights Agreement or as provided by applicable law.

Section 14. Global Securities; Appointment of Depositary for Global Securities.

(A) The Series A Perpetual Preferred Stock shall initially be issued in the form of one or more global securities (“Global Securities”) signed by the President or a Vice President of the Corporation and by the Secretary or an Assistant Secretary of the Corporation and countersigned by the Transfer Agent and will be deposited upon issuance with the Transfer Agent as custodian for DTC and registered in the name of DTC or its nominee and will bear the following legend:

UNLESS THIS GLOBAL CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO NISOURCE INC. OR ITS AGENT OR AGENTS FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY GLOBAL CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATIONS REFERRED TO ON THE REVERSE HEREOF.

(B) The Series A Perpetual Preferred Stock will be initially issued pursuant to an exemption or exemptions from or in transactions not subject to the registration requirements of the Securities Act.

(1) Beneficial interests in the Series A Perpetual Preferred Stock offered and sold to QIBs in reliance upon Rule 144A under the Securities Act shall be represented by one or more separate Global Securities in registered form without interest coupons (each, a “Rule 144A Global Security”). Each Rule 144A Global Security shall bear the non-registration legend in substantially the following form (the “Rule 144A Legend”):

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT WITHIN SIX MONTHS AFTER THE ORIGINAL ISSUANCE OF THIS SECURITY (OR ANY PREDECESSOR OF THIS SECURITY) RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO NISOURCE INC. OR ANY SUBSIDIARY THEREOF, (B) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT (IF AVAILABLE), (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS SECURITY WITHIN SIX MONTHS AFTER THE ORIGINAL ISSUANCE OF THIS SECURITY (OR ANY PREDECESSOR OF THIS SECURITY) PURSUANT TO (C), (D) OR (E), THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE TRANSFER AGENT AND NISOURCE INC. SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS EITHER OF THEM MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

(2) Beneficial interests in the Series A Perpetual Preferred Stock offered and sold to purchasers outside of the United States pursuant to Regulation S under the Securities Act shall be represented by one or more separate Global Securities in registered form without interest coupons (each, a “Regulation S Global Security”) and shall bear the Regulation S legend in substantially the following form (the “Regulation S Legend”):

THE SECURITIES COVERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS (I) AS PART OF THEIR DISTRIBUTION AT ANY TIME OR (II) OTHERWISE UNTIL 40 DAYS AFTER THE LATER OF THE DATE OF THE COMMENCEMENT OF THE OFFERING OF THE SECURITIES AND THE DATE OF ORIGINAL ISSUANCE OF THE SECURITIES, EXCEPT IN EITHER CASE IN ACCORDANCE WITH REGULATION S OR RULE 144A UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S.

(C) Except under the limited circumstances described below, shares of the Series A Perpetual Preferred Stock represented by such Global Security or Global Securities shall not be exchangeable for, and shall not otherwise be issuable as, shares of Series A Perpetual Preferred Stock in registered certificated form (“Certificated Securities”). The Global Securities described in this Section 14 may not be transferred except by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or to a successor depositary or its nominee. Except in limited circumstances, owners of beneficial interests in the Global Securities will not be entitled to receive physical delivery of the Series A Perpetual Preferred Stock in physical form.

(D) A Global Security representing shares of the Series A Perpetual Preferred Stock shall be exchangeable for Certificated Securities only if DTC notifies the Corporation that it is unwilling or unable to continue as a depositary for such Global Security or ceases to be a clearing agency registered under the Exchange Act and, in either case, the Corporation fails to appoint a successor depositary. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for shares of the Series A Perpetual Preferred Stock registered in such names as DTC shall direct, in accordance with its customary procedures and shall bear the applicable restrictive legend as set forth in Section 14(B) above.

(E) A Rule 144A Global Security may not be transferred except in compliance with the restrictions on transfer contained in the Rule 144A Legend and upon receipt by the Transfer Agent of a completed and executed Certificate of Transfer in the form contained in Exhibit A to the Global Security. Prior to the expiration of 40 days after the later of (1) the day on which the offering of the Series A Perpetual Preferred Stock commences and (2) the original issue date of the Series A Perpetual Preferred Stock (the “Restricted Period”), a Regulation S Global Security may not be transferred on the Security Register except in compliance with the restrictions on transfer contained in the Regulation S Legend and upon receipt by the Transfer Agent of a completed and executed Certificate of Transfer in the form contained in Exhibit 1 to the Global Security.

(F) Transfers of beneficial interests between a Rule 144A Global Security and a Regulation S Global Security, and other transfers relating to beneficial interests in the Global Securities during the Restricted Period, shall only be made if (1) such exchange occurs in connection with a transfer of the Series A Perpetual Preferred Stock pursuant to Rule 144A and (2) the transferor first delivers to the Transfer Agent a written certificate in the form contained in Exhibit 1 to the Global Security. After expiration of the Restricted Period, such certification requirements will not apply to transfers of beneficial interests in a Regulation S Global Security.

Neither the Company nor the Transfer Agent shall have any liability for acts or omissions of any depositary, for any depositary records of beneficial interest, for any transactions between any depositary, any participant member of the depositary and/or any beneficial owner of any interest in any shares of the Series A Perpetual Preferred Stock, or in respect of any transfers effected by any depositary or by any participant member of any depositary or any beneficial owner of any interest in any shares of the Series A Perpetual Preferred Stock held through any such participant member of any depositary.

IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its Vice President, Treasurer and Chief Risk Officer and attested by its Corporate Secretary this 8th day of June, 2018.

/s/ Shawn Anderson
Vice President, Treasurer and Chief Risk Officer

Attest:

/s/ Samuel K. Lee
Corporate Secretary